                                                                  EXHIBIT 3.1(l)

        CERTIFICATE OF THE VOTING POWERS, DESIGNATIONS, PREFERENCES
            AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL
                  RIGHTS, AND QUALIFICATIONS, LIMITATIONS OR
                            RESTRICTIONS THEREOF, OF
                         10 1/4% SERIES L EXCHANGEABLE
                                PREFERRED STOCK

                                       OF

                                    TW INC.

                                 --------------

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                                 --------------

          TW INC. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that the following resolution was duly adopted by action of the Board of Directors of the Corporation (the "Board of Directors") at a
meeting duly held on [       ], 1996.

          RESOLVED that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Section 2 of Article IV of the Restated Certificate of Incorporation of the Corporation, as amended from time to time (the "Certificate of Incorporation"), and Section 151(g) of the DGCL, the Board of Directors hereby creates, from the authorized shares of Preferred Stock, par value $.10 per share (the "Preferred Stock"), of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series as follows:

          The series of Preferred Stock hereby established shall consist of [9,000,000] shares designated as 10 1/4% Series L Exchangeable Preferred Stock (such series being hereinafter referred to as "Series L Stock" or "this

Series"). The rights, preferences and limitations of the Series L Stock shall be as follows:

          1.  Definitions.  As used herein, the following terms shall have the
              ------------
following meanings:

              1.1 "Accrued Dividends" shall mean, with respect to any share of this Series, as of any specified date, the accrued and unpaid dividends on such share.

              1.2 "Board of Directors" shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

              1.3 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

              1.4 "Certificate" shall mean the certificate of the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of 10 1/4% Series L Exchangeable Preferred Stock filed with respect to this resolution with the Secretary of State of the State of Delaware pursuant to Section 151 of the DGCL.

              1.5  "Change of Control" shall mean:

                   (i) whenever, in any three-year period, a majority of the members of the Board of Directors elected during such three-year period shall have been so elected against the recommendation of the management of the Corporation or the Board of Directors in office immediately prior to such election; it being understood that for purposes of this clause (i) a member of such Board of Directors shall be deemed to have been elected against the recommendation of such Board of Directors if his or her initial election occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than such Board of Directors; or

                   (ii) whenever any Person shall acquire (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions) or otherwise beneficially own voting securities of the Corporation that represent in excess of 50% of the voting power of all outstanding voting securities of the Corporation generally entitled to vote for the election of directors, if such Person had acquired or publicly announced its intention to initially acquire ten percent or more of such voting securities in a transaction that had not, within 30 days after the date of such acquisition or public announcement, been approved by the management of the Corporation.

              1.6 "Common Stock" shall mean the class of Common Stock, par value $.01 per share, of the Corporation or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision or combination.

              1.7 "Debt Exchange" shall mean the exchange of Series L Stock for Senior Subordinated Debentures pursuant to Section 5.

              1.8 "DGCL" shall mean the General Corporation Law of the State of Delaware.

              1.9 "Dividend Payment Date" shall mean March 30, June 30, September 30 and December 30 of each year, commencing on the first such date to occur after the Issue Date.

              1.10 "Dividend Record Date" shall mean, with respect to each Dividend Payment Date, the fifteenth day immediately preceding such Dividend Payment Date.

              1.11 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

              1.12 "Exchange Date" shall mean the date upon which the Debt Exchange occurs.

              1.13 "Initial Issue Date" shall mean the first date on which shares of Series L Stock are issued in exchange for shares of Series M Preferred Stock.

              1.14 "Issue Date" shall mean, with respect to each share of Series L Stock, the date upon which such share is first issued.

              1.15 "Junior Stock" shall mean the Common Stock, the Series A Participating Cumulative Preferred Stock and the shares of any other class or series of stock of the Corporation that, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be junior to the Series L Stock in respect of the right to receive dividends or to participate in any other distribution of assets.

              1.16 "Liquidation Preference" shall mean, with respect to each share of Series L Stock, $1,000.

              1.17  "Mandatory Redemption Date" shall mean July 1, 2011.

              1.18 "Mandatory Redemption Price Per Share" shall mean, with respect to each share of Series L Stock to be redeemed, an amount equal to the Liquidation Preference thereof, plus Accrued Dividends thereon.

              1.19 "Nationally Recognized Investment Banking Firm" shall mean an investment banking firm having a national reputation in the United States that shall have experience in securities rating matters and that shall be approved by a majority of the members of the Board of Directors who are not officers or employees of the Corporation or its subsidiaries, including TWE.

              1.20 "Optional Redemption Price Per Share" shall mean, as of any date, the price at which the Corporation may, at its option, redeem one share of Series L Stock pursuant to Section 3.1.

              1.21 "Parity Stock" shall mean the shares of the Corporation's Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, Series G Convertible Preferred Stock, Series H Convertible Preferred Stock, Series I Convertible Preferred Stock, Series J Convertible Preferred Stock and any other class or series of stock of the Corporation that, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall, in the event that the stated dividends thereon are not paid in full, be entitled to share ratably with the Series L Stock in the payment of dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all dividends were declared and paid in full, or shall, in the event that the amounts payable thereon in liquidation are not paid in full, be entitled to share ratably with the Series L Stock in any other distribution of assets in accordance with the sums that would be payable in such distribution if all sums payable were discharged in full; provided, however, that the term "Parity Stock" shall be
                    --------  -------
deemed to refer (i) in Section 2.3 hereof, to any stock that is Parity Stock in respect of dividend rights; (ii) in Section 9 hereof, to any stock that is Parity Stock in respect of the distribution of assets; and (iii) in Section 8.1 hereof, to any stock that is Parity Stock in respect of either dividend rights or the distribution of assets and that, pursuant to the Certificate of Incorporation or any instrument in which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall so designate, is entitled to vote as part of the Voting Rights Class.

              1.22 "Person" shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

              1.23 "Rating Confirmation" shall mean either (i) a confirmation from each of Moody's Investors Service, Inc. or any successor to its rating agency business ("Moody's") and Standard and Poor's Corporation or any successor to its rating agency business ("S&P") that any contemplated redemption or exchange by the Corporation would not result in a downgrade of its rating of the Corporation's senior unsecured long-term debt, or (ii) a good faith determination by the Board of Directors or any committee thereof (after consultation with a Nationally Recognized Investment Banking Firm) that any contemplated redemption or exchange by the Corporation should not result in a downgrade in the rating of the Corporation's senior unsecured long-term debt by either Moody's or S&P.

              1.24 "Senior Stock" shall mean the shares of any class or series of stock of the Corporation that, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be senior to the Series L Stock in respect of the right to receive dividends or to participate in any other distribution of assets.

              1.25 "Senior Subordinated Debentures" shall mean the 10 1/4% Senior Subordinated Debentures 2011 issued by the Corporation, as the case may be, pursuant to the Senior Subordinated Indenture.

              1.26 "Senior Subordinated Indenture", shall mean an indenture substantially in the form filed as an exhibit to the Current Report on Form 8-K dated April 11, 1996, of the corporation named "Time Warner Inc." on such date.

              1.27 "Series M Preferred Stock" shall mean the Corporation's 10 1/4% Series M Exchangeable Preferred Stock in exchange for which shares of this Series were first issued.

              1.28 "TWE" shall mean Time Warner Entertainment Company, L.P., a Delaware limited partnership.

              1.29 "Voting Rights Triggering Event" shall mean the failure of the Corporation to (i) pay dividends on the Series L Stock in cash, or to the extent permitted by its terms, by the issuance of additional shares of Series L Stock, for more than six consecutive quarterly dividend periods or (ii) discharge any redemption or exchange obligation with respect to the Series L Stock.

          2.  Dividends.
              ----------

              2.1 The holders of outstanding shares of Series L Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to receive dividends on each outstanding share of Series L Stock. Each quarter-annual dividend shall be an amount per share (rounded to the nearest $.01) equal to $25.625 per $1,000 Liquidation Preference of Series L Stock and shall be payable on each Dividend Payment Date, to the holders of record of Series L Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date, commencing on the first Dividend Payment Date following the Initial Issue Date. Such dividends shall be cumulative and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date applicable to each share of this Series. Dividends on the Series L Stock that are not declared and paid when due will compound quarterly on each Dividend Payment Date at the dividend rate. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed over a 365- (or 366-) day year.

          2.2 With respect to any periods ending on or prior to June 30, 2006, dividends may, at the option of the Corporation, be paid on any Dividend Payment Date either in cash or by issuing fully paid and nonassessable shares of Series L Stock with an aggregate Liquidation Preference equal to the amount of such dividends (or, in connection with a Debt Exchange, by issuing Senior Subordinated Debentures with an aggregate principal amount equal to the amount of such dividends as provided in Section 5.1). Thereafter, dividends payable on any Dividend Payment Date shall be paid only in cash.

          2.3 Except as hereinafter provided in this Section 2.3, no full dividends or other distributions may be declared or paid or set apart for payment on Series L Stock or any other Parity Stock, and no Parity Stock, including the Series L Stock, may be repurchased, exchanged, redeemed or otherwise acquired by the Corporation, nor may funds be set apart for payment with respect thereto, unless full cumulative dividends shall have been paid or set apart for such payment on, and all applicable redemption, exchange and repurchase obligations shall have been satisfied with respect to, all outstanding shares of Series L Stock and such other Parity Stock; provided,
                                                                  --------
however, that dividends or distributions may be made on Parity Stock if they are
- -------
payable in Junior Stock, and Parity Stock may be converted into or exchanged for Parity Stock (having no greater preference upon liquidation) or Junior Stock; and provided further that if the Company shall have satisfied all applicable
    -------- -------
redemption, exchange and repurchase obligations with respect to all outstanding shares of Series M Preferred Stock and other Parity Stock, but if full dividends are not so paid, the Series L Stock shall share dividends with all other Parity Stock, so that the amount of dividends declared per share on Series L Stock and all such other Parity Stock shall in all cases bear to each other the same ratio that full cumulative dividends per share on the shares of Series L Stock and all such other Parity Stock bear to each other. No dividends or other distributions may be paid or set apart for such payment on Junior Stock, and no Junior Stock may be repurchased, redeemed, exchanged or otherwise acquired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid on, or any applicable redemption, exchange or repurchase obligations shall not have been satisfied with respect to, the Series L Stock and all other Parity Stock; provided, however, that dividends or distributions may be made on
              --------  -------
Junior Stock if they are payable-in-kind in additional shares of, or warrants, rights, calls or options exercisable for or convertible into additional shares of Junior Stock; and provided further that Junior Stock may be converted into or
                     -------- -------
exchanged for Junior Stock.

          2.4 Holders of shares of Series L Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series L Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series L Stock that may be in arrears (it being understood that compounding of unpaid dividends shall not constitute money in lieu of interest).

          2.5 To the extent that the amount of any quarter-annual dividend payable to a holder of Series L Stock (in respect of all shares held by such holder) that is payable in additional shares of Series L Stock, valued at the Liquidation Preference thereof, does not equal a whole number of shares of Series L Stock, such fractional amount shall be paid in cash to such holder of Series L Stock.

          3.  Optional Redemption.
              --------------------

              3.1 At any time on or after July 1, 2006, the Corporation may, at its sole option, subject to the provisions of Sections 2.3 and 3.2, redeem, out of funds legally available therefor, all or any part of the outstanding shares of Series L Stock. The redemption prices for each share of Series L Stock called for redemption during the 12-month periods commencing on July 1 of the years set forth below shall be the amount (expressed as a percentage of the Liquidation Preference thereof) set forth opposite such years, plus Accrued Dividends thereon to the redemption date.

     Period        Percentage of Liquidation Preference

     2006                     105.125%
     2007                     103.844%
     2008                     102.563%
     2009                     101.281%
2010 and thereafter           100.000%

              3.2 No optional redemption shall be effected unless the Corporation shall have obtained a Rating Confirmation with respect to such redemption.

          4.  Mandatory Redemption.
              ---------------------

              4.1 On the Mandatory Redemption Date, the Corporation shall redeem, out of funds legally available therefor, each of the then outstanding shares of Series L Stock as of the Mandatory Redemption Date at the Mandatory Redemption Price Per Share.

              4.2 Upon the redemption of all of the outstanding shares of Series L Stock on the Mandatory Redemption Date pursuant to Section 4.1, the Corporation's obligations with respect thereto will be discharged.

          5.  Debt Exchange.
              --------------

              5.1 On any Dividend Payment Date, subject to the provisions of Sections 2.3 and 5.2, the Corporation may, at its sole option, exchange, out of funds legally available therefor, each of the shares of Series L Stock, in whole but not in part, for Senior Subordinated Debentures having an aggregate principal amount equal to the Liquidation Preference on the Series L Stock plus Accrued Dividends thereon. Notwithstanding the foregoing, the Corporation may not exercise such exchange option unless all Accrued Dividends in respect of shares of Series L Stock surrendered to the Corporation upon exchange shall have been paid either in cash or, in respect of Accrued Dividends relating to any Dividend Payment Date prior to July 1, 2006, at the option of the Corporation, in cash, additional shares of Series L Stock or Senior Subordinated Debentures having a principal amount equal to such amount.

              5.2 No Debt Exchange shall be effected unless the Corporation shall have obtained a Rating Confirmation with respect to the Debt Exchange.

              5.3 Upon the Debt Exchange, the Corporation shall issue Senior Subordinated Debentures only in denominations of $1,000 and integral multiples thereof and shall pay cash in lieu of issuing Senior Subordinated Debentures in principal amounts of less than $1,000.

              5.4 Prior to giving notice of its intention to effect the Debt Exchange, the Corporation shall execute and deliver with a bank or trust company selected by the Corporation, the Senior Subordinated Indenture.

          6.  Procedure for Redemption or Exchange.
              -------------------------------------

              6.1 In the event the Corporation shall elect or be required to redeem or exchange shares of Series L Stock pursuant to Sections 3, 4 or 5 hereof, notice of such redemption or exchange shall be given by first-class mail, not less than 30 nor more than 60 days prior to the redemption or exchange date, to each record holder of the shares to be redeemed or exchanged, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) whether the redemption or exchange is pursuant to
Section 3, 4 or 5 hereof; (ii) the time and date as of which the redemption or exchange shall occur; (iii) the total number of shares of Series L Stock to be redeemed or exchanged and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iv) in the case of a redemption, the redemption price; (v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price in the case of a redemption, or for delivery of Senior Subordinated Debentures in the case of the Debt Exchange; (vi) that dividends on the shares to be redeemed will cease to accrue on such redemption or exchange date unless the Corporation defaults in the payment of the redemption price or fails to satisfy its exchange obligation; and (vii) in the case of redemption, the name of any bank or trust company, if any, performing the duties referred to in
Section 6.3.

              6.2 On or before any redemption or exchange date, each holder of shares of Series L Stock to be redeemed or exchanged shall surrender the certificate or certificates representing such shares of Series L Stock to the Corporation, in the manner and at the place designated in the notice of redemption or exchange, and on the redemption or exchange date, the full redemption price or Senior Subordinated Debentures in the principal amount specified in

Section 5.1, as the case may be, for such shares of Series L Stock shall be paid or delivered to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares. Upon surrender (in accordance with the notice of redemption or exchange) of the certificate or certificates representing any shares to be so redeemed or exchanged (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption or exchange shall so state), such shares shall be redeemed by the Corporation at the redemption price or exchanged by the Corporation for Senior Subordinated Debentures in the principal amount specified in Section 5.1. If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.

              6.3 If a notice of redemption or exchange shall have been given as provided in Section 6.1, dividends on the shares of Series L Stock so called for redemption or exchange shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation with respect to shares so called for redemption or exchange (except the right to receive from the Corporation the redemption price or the Senior Subordinated Debentures without interest) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the time and date of redemption or exchange) either
(i) from and after the time and date fixed in the notice of redemption or exchange as the time and date of redemption or exchange (unless the Corporation shall default in the payment of the redemption price or shall fail to satisfy its exchange obligation, in which case such rights shall not terminate at such time and date) or (ii) if the Corporation shall so elect and state in the notice of redemption, from and after the time and date (which date shall be the date fixed for redemption or an earlier date not less than 30 days after the date of mailing of the redemption notice) on which the Corporation shall irrevocably deposit in trust for the holders of the shares to be redeemed with a designated bank or trust company doing business in the Borough of Manhattan, City and State of New York, as paying agent, money sufficient to pay at the office of such paying agent, on the redemption date, the redemption price. Any money so deposited with any such paying agent that shall not be required for such redemption shall be returned to the Corporation forthwith. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one year from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price without interest. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

              6.4 In the event that fewer than all the outstanding shares of Series L Stock are to be redeemed, the shares to be redeemed shall be determined pro rata or by lot, as determined by the Corporation, except that the Corporation may redeem such shares held by any holder of fewer than 100 shares (or shares held by holders who would hold fewer than 100 shares as a result of such redemption), as may be determined by the Corporation.

          7.  Change of Control.
              ------------------

              7.1 Upon the occurrence of a Change of Control of the Corporation, the Corporation shall make an offer (the "Change of Control Offer") to each holder of Series L Stock to repurchase, out of funds legally available therefor, all or any part of such holder's Series L Stock at a purchase price per share in cash equal to 101% of the Liquidation Preference thereof, plus an amount equal to all Accrued Dividends thereon to the date of purchase. The Change of Control Offer must be made within 30 days following a Change of Control, shall remain open for at least 30 and not more than 40 days and shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

              7.2 In the event the Corporation shall be required to make a Change of Control Offer pursuant to Section 7.1 hereof, notice of such Change of Control Offer shall be given by first-class mail, to each record holder of shares of Series L Stock, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the last day on which the Change of Control Offer may be accepted (the "Expiration Date"); (iii) the repurchase price; (iv) the name and address of the paying agent; and (v) the procedures that holders must follow to accept the Change of Control Offer.

              7.3 On or before the Expiration Date, each holder of shares of Series L Stock wishing to accept the Change of Control Offer shall surrender the certificate or certificates representing such shares of Series L Stock that such holder wishes to have repurchased to the Corporation, in the manner and at the place designated in the notice described in Section 7.2, and on the repurchase date, the full repurchase price for such shares of Series L Stock shall be payable to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares. Upon surrender (in accordance with the notice described in Section 7.2) of the certificate or certificates representing any shares to be so repurchased (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of a Change of Control Offer shall so state), such shares shall be repurchased by the Corporation at the repurchase price. In case fewer than all the shares represented by any such certificate are to be repurchased, a new certificate shall be issued representing the non-repurchased shares, without cost to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.

          8.  Voting.
              -------

              8.1 The shares of Series L Stock shall have no voting rights except as required by law or as set forth below:

                   (a) If and whenever at any time or times, a Voting Rights Triggering Event occurs, then the number of directors constituting the Board of Directors shall be increased by two (without duplication of any such increase in directorships required under the terms of any other Parity Stock) and the holders of shares of Series L Stock, voting or consenting, as the case may be, together as a class with the holders of any shares of Parity Stock entitled to vote thereon and as to which (i) dividends are in arrears or unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six quarterly dividend periods or (ii) redemption or exchange obligations have not been satisfied (together with the Series L Stock, the "Voting Rights Class"), will be entitled to elect two directors of the Corporation to fill the newly created directorships.

                   (b) Such voting rights may be exercised initially either by written consent or at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on the shares of this Series shall have been paid in full and/or all redemption or exchange obligations have been satisfied, as applicable, at which time or times such voting rights and the term of the directors elected pursuant to Section 8.1(a) shall terminate.

                   (c) At any time when such voting rights shall have vested in holders of shares of the Voting Rights Class described in Section 8.1(a), and if such rights shall not already have been exercised by written consent, a proper officer of the Corporation may call, and, upon the written request of the record holders of shares representing twenty-five percent (25%) of the voting power of the shares then outstanding of the Voting Rights Class, addressed to the Secretary of the Corporation, shall call a special meeting of the holders of shares of Voting Rights Class. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 8.1(c), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

                   (d) At any meeting held for the purpose of electing directors at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class.

                   (e) Any director elected pursuant to the voting rights created under this Section 8.1 shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 8.1(b)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class by written consent or at a special meeting called in accordance with the procedures set forth in this Section 8, or, if no such special meeting is called or written consent executed, at the next annual meeting of stockholders. Upon any termination of such voting rights, the term of office of all directors elected pursuant to this Section 8 shall terminate.

                   (f) So long as any shares of Series L Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of shares of Series L Stock representing at least a majority of the outstanding shares of Series L Stock voting or consenting, as the case may be, separately as one class, (i) create, authorize or issue any Senior Stock or (ii) amend the Certificate or the Certificate of Incorporation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series L Stock. The holders of at least a majority of the outstanding shares of Series L Stock, voting or consenting, as the case may be, separately as one class, may waive compliance with any provision of the Certificate.

                   (g)  In exercising the voting rights set forth in this
Section 8.1, each share of Series L Stock shall have a number of votes equal to its Liquidation Preference.

              8.2 Except as set forth in Section 8.1, the Corporation may (a) create, authorize or issue any shares of Junior Stock or Parity Stock or (b) increase or decrease the amount of authorized capital stock of any class, including any preferred stock, without the consent of the holders of Series L Stock, voting or consenting separately as a class, and in taking the actions specified in (a) and (b) the Corporation shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of holders of shares of Series L Stock.

          9.  Liquidation Rights.
              -------------------

              9.1 In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series L Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders up to their Liquidation Preference of $1,000 per share plus Accrued Dividends thereon in preference to the holders of, and before any distribution is made on, any Junior Stock, including, without limitation on any Common Stock.

              9.2 Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of this Section 9.

              9.3 After the payment to the holders of the shares of Series L Stock of full preferential amounts provided for in this Section 9, the holders of Series L Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

              9.4 In the event the assets of the Corporation available for distribution to the holders of shares of Series L Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 9.1, no such distribution shall be made on account of any shares of any Parity Stock upon such liquidation, dissolution or winding up unless proportionate distributable amounts shall be paid on account of the shares of Series L Stock, ratably, in proportion to the full distributable amounts for which holders of all Parity Stock are entitled upon such liquidation, dissolution or winding up.

          10.  Merger, Consolidation and Sale of Assets.  Subject to the next
               -----------------------------------------
sentence, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series L Stock, voting or consenting, as the case may be, separately as one class, the Corporation may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person unless: (a) the Person formed by such consolidation or merger (if other than the Corporation) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall be a corporation organized or existing under the laws of the United States or any State thereof or the District of Columbia; (b) each share of Series L Stock shall be converted into or exchanged for and shall become a share of such successor, transferee or resulting corporation or a parent corporation of such corporation, having in respect of such successor, transferee or resulting corporation or parent corporation substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series L Stock had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event shall have occurred or be continuing.

          11.  Transfer Agent and Registrar.  The transfer agent and registrar
               -----------------------------
(the "Transfer Agent") for Series L Stock shall be ChaseMellon Shareholder Services L.L.C. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days' prior written notice to the Transfer Agent and appoint a successor Transfer Agent prior to such removal.

          12.  Covenant to Report.  Notwithstanding that the Corporation may not
               -------------------
be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Corporation will provide the Transfer Agent and the holders of Series L Stock with all information, documents and reports specified in Section 13 and Section 15(d) of the Exchange Act.

          13.  Other Provisions.
               -----------------

               13.1 With respect to any notice to a holder of shares of Series L Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, right, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

               13.2 Shares of Series L Stock issued and reacquired will, upon compliance with the applicable requirements of the DGCL, have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation, except that any issuance or reissuance of shares of Series L Stock must be in compliance with the Certificate.

               13.3 The shares of Series L Stock shall be issuable in whole shares.

               13.4 The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the holder of shares of Series L Stock for all purposes.

               13.5 All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

          IN WITNESS WHEREOF, TW Inc. has caused this certificate to be signed
and attested this [  ] day of [      ], 1996.

                                            TW INC.


                                            By:
                                               --------------------------
                                               Name:
                                               Title: